S&P GLOBAL REPORTS
THIRD QUARTER RESULTS

Growth in Revenue, Operating Profit Margin, and EPS Despite Decline in Global Bond Issuance

Revenue Increased 2%

Diluted EPS Increased 22% to $1.95

Adjusted Diluted EPS Increased 23% to $2.11

Operating Profit Margin Improved 260 Basis Points to 46%

Adjusted Operating Profit Margin Improved 380 Basis Points to 50%

Company's Credit Rating Upgraded by Fitch and Moody's

New York, NY, October 25, 2018 – S&P Global (NYSE: SPGI) today reported third quarter 2018 results with revenue of $1,546 million, an increase of 2% compared to the same period last year. On an organic basis and excluding the unfavorable impact from foreign exchange, revenue also increased 2%.

Net income increased 20% to $495 million and diluted earnings per share increased 22% to $1.95 as a result of revenue growth, operating leverage, and U.S. tax reform. Adjusted net income increased 21% to $536 million and adjusted diluted earnings per share increased 23% to $2.11. The adjustments in the third quarter of 2018 were for lease impairments, restructuring, a reduction in the provisional tax expense related to U.S. tax reform, deal-related amortization, and Kensho retention related expenses.

“The benefit of our diverse portfolio of exceptional businesses was evident this quarter as we were able to overcome a decline in global bond issuance and deliver revenue growth, margin improvement, and EPS gains,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “We continue to build the Company with innovative product launches, margin-enhancing technology projects, and investments in unique data, analytics and content augmented through technology.”

Margin: The Company’s operating profit margin increased 260 basis points to 46% due to a combination of revenue growth and reduced expenses. The adjusted operating profit margin increased 380 basis points to 50%.

Return of Capital: During the third quarter, the Company returned $126 million to shareholders in dividends and completed the $1 billion accelerated share repurchase (ASR) agreement initiated during the first quarter. Beginning later this month, the Company expects to initiate a new $500 million ASR that will conclude no later than early February of 2019.

Ratings: Revenue declined 5% to $700 million in the third quarter. Transaction revenue decreased 12% to $328 million due to debt issuance reductions and lower bank loan ratings activity. Financial Services was the only sector that grew in the quarter. Non-transaction revenue increased 1% to $372 million due to growth in fees associated with surveillance and inter-segment royalties partially offset by lower Rating Evaluation Service activity.

U.S. revenue decreased 6% and international revenue declined 4% with gains in EMEA offset by declines in Asia-Pacific, Latin America, and Canada. International represented 43% of third quarter revenue.

Operating profit increased 6% to $395 million and the operating profit margin improved 580 basis points to 56% compared to the third quarter of 2017 as expense reductions related to lower incentives, productivity improvements, and a $15 million restructuring expense in the prior period more than offset the decline in revenue. Adjusted operating profit increased 1% to $396 million and the adjusted operating profit margin improved 370 basis points to 57%.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 10% to $205 million in the third quarter of 2018 due primarily to an 11% increase in asset-linked fees. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 23%. Revenue associated with data and custom subscriptions also contributed by increasing 12%.

Operating profit increased 13% to $134 million and the operating profit margin improved 190 basis points to 65% due to revenue growth and operating leverage. Adjusted operating profit increased 13% to $136 million and the adjusted operating profit margin improved 190 basis points to 66%. Operating profit attributable to the Company increased 15% to $98 million. Adjusted operating profit attributable to the Company increased 15% to $100 million.

Market Intelligence: Revenue increased 10% to $464 million in the third quarter of 2018 with more than 10% growth in Risk Services and Data Management Solutions and mid-single digit organic growth in Desktop. Quarterly operating profit increased 20% to $148 million. The operating profit margin improved 260 basis points to 32% as revenue gains outpaced expenses. Adjusted operating profit increased 20% to $168 million. Adjusted operating profit margin improved 300 basis points to 36%.

Platts: Revenue increased 5% to $204 million with growth in the core subscription business partially offset by a decline in Global Trading Services due to reduced trading volumes in certain commodity products. Quarterly operating profit increased 16% to $98 million and the operating profit margin increased 450 basis points to 48% due to revenue growth and reduced expenses. Adjusted operating profit increased 15% to $102 million and adjusted operating profit margin improved 440 basis points to 50%.

Corporate Unallocated: Corporate Unallocated includes corporate center revenue and non-allocated corporate expenses. Corporate Unallocated operating loss increased 39% to $71 million due to Kensho expenses including retention-related expenses. Corporate Unallocated adjusted operating loss decreased 25% to $35 million due to a reduction in excess real estate costs, IT spend, and professional fees.

Provision for Income Taxes: U.S. tax reform has had an immediate and meaningful impact on the Company's effective tax rate. The Company’s effective tax rates in the third quarters of 2018 and 2017 were 20.4% and 27.3%, respectively. The Company’s adjusted effective tax rate decreased to 21.9% in the third quarter of 2018 compared to 27.9% in the same period last year.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the third quarter were $2.2 billion. In the first nine months of 2018, cash provided by operating activities was $1,401 million, cash used for investing activities was $346 million, and cash used for financing activities was $1,579 million. Free cash flow was $1,197 million, an increase of $140 million from the same period in 2017 primarily due to an increase in net income from revenue growth, improved cash collections on accounts receivable, and lower tax payments. Free cash flow, excluding the after tax payment of legal settlements, was $1,404 million.

Outlook: The Company is tightening its GAAP diluted EPS guidance from a range of $7.75 to $7.90 to a new range of $7.77 to $7.87 and its adjusted diluted EPS guidance from a range of $8.45 to $8.60 to a new range of $8.50 to $8.60.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 8 and 9. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the third quarter 2018 earnings results on a conference call scheduled for today, October 25, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=21244. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 25, 2018. U.S. participants may call (888) 566-0569; international participants may call +1 (203) 369-3066 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪
the impact of the recent acquisition of Kensho, including the impact on the Company’s results of operations; any failure to successfully integrate Kensho into the Company’s operations; any failure to attract and retain key employees; and the risk of litigation, unexpected costs, charges or expenses relating to the acquisition;

▪
worldwide economic, financial, political and regulatory conditions, including geopolitical uncertainty and conditions that may result from legislative, regulatory, trade and policy changes associated with the current U.S. administration or the United Kingdom’s withdrawal from the European Union;

▪
the rapidly evolving regulatory environment, in Europe, the United States and elsewhere, affecting Ratings, Platts, Indices, and Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

▪	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

▪	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

▪
the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances, and the potentially adverse impact of increased access to cash resulting from the Tax Cuts and Jobs Act;

▪	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

▪	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

▪	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

▪	consolidation in the Company’s end-customer markets;

▪
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

▪	the introduction of competing products or technologies by other companies;

▪	the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;

▪	a decline in the demand for credit risk management tools by financial institutions;

▪	the level of merger and acquisition activity in the United States and abroad;

▪	the volatility of the energy marketplace;

▪	the health of the commodities markets;

▪	our ability to attract, incentivize and retain key employees;

▪
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

▪
our ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other European and United Kingdom offerings;

▪	changes in applicable tax or accounting requirements;

▪	guidance and information regarding the implementation of the Tax Cuts and Jobs Act;

▪	the level of the Company’s future cash flows and capital investments;

▪	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

▪
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2018 and 2017
(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2018	2017	% Change	2018	2017	% Change

Revenue	$1,546	$1,513	2%	$4,721	$4,475	6%
Expenses	842	864	(3)%	2,635	2,519	5%
Operating profit	704	649	8%	2,086	1,956	7%
Other income, net	(6)	(9)	(25)%	(22)	(26)	(16)%
Interest expense, net	38	37	3%	98	110	(11)%
Income before taxes on income	672	621	8%	2,010	1,872	7%
Provision for taxes on income	137	169	(19)%	440	533	(17)%
Net income	535	452	18%	1,570	1,339	17%
Less: net income attributable to noncontrolling interests	(40)	(38)	(6)%	(123)	(105)	(17)%
Net income attributable to S&P Global Inc.	$495	$414	20%	$1,447	$1,234	17%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.97	$1.62	22%	$5.75	$4.80	20%
Diluted	$1.95	$1.61	22%	$5.70	$4.75	20%

Weighted-average number of common shares outstanding:
Basic	251.3	255.5		251.6	257.0
Diluted	253.5	257.9		253.7	259.5

Actual shares outstanding at period end				250.9	255.0

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
September 30, 2018 and December 31, 2017
(dollars in millions)

(unaudited)	September 30,	December 31,
	2018	2017

Assets:
Cash, cash equivalents, and restricted cash	$2,203	$2,779
Other current assets	1,425	1,545
Total current assets	3,628	4,324
Property and equipment, net	275	275
Goodwill and other intangible assets, net	4,964	4,377
Other non-current assets	516	449
Total assets	$9,383	$9,425

Liabilities and Equity:
Short-term debt	$—	$399
Unearned revenue	1,576	1,613
Other current liabilities	941	1,202
Long-term debt	3,661	3,170
Pension, other postretirement benefits and other non-current liabilities	762	923
Total liabilities	6,940	7,307
Redeemable noncontrolling interest	1,485	1,350
Total equity	958	768
Total liabilities and equity	$9,383	$9,425

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2018 and 2017
(dollars in millions)

(unaudited)	2018	2017

Operating Activities:
Net income	$1,570	$1,339
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	60	61
Amortization of intangibles	91	73
Stock-based compensation	73	65
Other	57	59
Net changes in other operating assets and liabilities	(450)	(394)
Cash provided by operating activities	1,401	1,203

Investing Activities:
Capital expenditures	(88)	(77)
Acquisitions, net of cash acquired	(263)	(80)
Proceeds from dispositions	—	2
Changes in short-term investments	5	—
Cash used for investing activities	(346)	(155)

Financing Activities:
Proceeds from issuance of senior notes, net	489	—
Payments on senior notes	(403)	—
Dividends paid to shareholders	(379)	(316)
Distributions to noncontrolling interest holders	(116)	(69)
Repurchase of treasury shares	(1,108)	(846)
Exercise of stock options, employee withholding tax on share-based payments, and other	(62)	20
Cash used for financing activities	(1,579)	(1,211)
Effect of exchange rate changes on cash	(52)	83
Net change in cash, cash equivalents, and restricted cash	(576)	(80)
Cash, cash equivalents, and restricted cash at beginning of period	2,779	2,392
Cash, cash equivalents, and restricted cash at end of period	$2,203	$2,312

Exhibit 4

S&P Global
Operating Results
Three and nine months ended September 30, 2018 and 2017
(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue

	2018	2017	% Change	2018	2017	% Change

Ratings	$700	$739	(5)%	$2,223	$2,199	1%
Market Intelligence	464	422	10%	1,349	1,238	9%
Platts	204	193	5%	604	577	5%
Indices	205	187	10%	627	542	16%
Corporate	5	—	N/M	10	—	N/M
Intersegment Elimination	(32)	(28)	(15)%	(92)	(81)	(14)%
Total revenue	$1,546	$1,513	2%	$4,721	$4,475	6%

	Expenses			Expenses

	2018	2017	% Change	2018	2017	% Change

Ratings (a)	$305	$364	(16)%	$1,050	$1,055	—%
Market Intelligence (b)	316	299	6%	961	899	7%
Platts (c)	106	109	(3)%	319	332	(4)%
Indices (d)	71	68	4%	211	190	11%
Corporate Unallocated expense (e)	76	52	49%	186	124	51%
Intersegment Elimination	(32)	(28)	(15)%	(92)	(81)	(14)%
Total expenses	$842	$864	(3)%	$2,635	$2,519	5%

	Operating Profit			Operating Profit

	2018	2017	% Change	2018	2017	% Change

Ratings (a)	$395	$375	6%	$1,173	$1,144	2%
Market Intelligence (b)	148	123	20%	388	339	14%
Platts (c)	98	84	16%	285	245	17%
Indices (d)	134	119	13%	416	352	18%
Total reportable segments	775	701	11%	2,262	2,080	9%
Corporate Unallocated (e)	(71)	(52)	(39)%	(176)	(124)	(42)%
Total operating profit	$704	$649	8%	$2,086	$1,956	7%

N/M - not meaningful

(a)
The nine months ended September 30, 2018 includes legal settlement expenses of $73 million. The three and nine months ended September 30, 2017 includes employee severance charges of $15 million and legal settlement expenses of $2 million for the nine months ended September 30, 2017. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three months ended September 30, 2018 and 2017 and $2 million and $3 million for the nine months ended September 30, 2018 and 2017, respectively.

(b)
The three and nine months ended September 30, 2018 includes restructuring charges related to a business disposition and employee severance charges of $2 million. The nine months ended September 30, 2017 includes a non-cash disposition-related adjustment of $4 million and employee severance charges of $4 million. Additionally, amortization of intangibles from acquisitions of $18 million and $17 million is included for the three months ended September 30, 2018 and 2017, respectively, and $54 million and $52 million for the nine months ended September 30, 2018 and 2017, respectively.

(c)
Amortization of intangibles from acquisitions of $4 million and $5 million is included for the three months ended September 30, 2018 and 2017, respectively, and $13 million for the nine months ended September 30, 2018 and 2017. The nine months ended September 30, 2017 includes a non-cash acquisition-related adjustment of $11 million, a charge to exit a leased facility of $6 million, an asset write-off of $2 million and employee severance charges of $1 million.

(d)
Amortization of intangibles from acquisitions of $2 million and $1 million is included for the three months ended September 30, 2018 and 2017, respectively, and $5 million and $4 million for the nine months ended September 30, 2018 and 2017, respectively.

Exhibit 4

(e)
The three and nine months ended September 30, 2018 includes Kensho retention related expense of $11 million and $23 million, respectively, lease impairments of $11 million, and employee severance charges of $7 million. The three and nine months ended September 30, 2017 includes employee severance charges of $4 million. Additionally, amortization of intangibles from acquisitions of $8 million and $17 million is included for the three and nine months ended September 30, 2018.

Exhibit 5

S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and nine months ended September 30, 2018 and 2017
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		Three Months			Nine Months
		2018	2017	% Change	2018	2017	% Change

Ratings	Operating Profit	$395	$375	6%	$1,173	$1,144	2%
	Non-GAAP Adjustments (a)	—	15		73	16
	Deal-Related Amortization	1	1		2	3
	Adjusted Operating Profit	$396	$391	1%	$1,248	$1,164	7%

Market Intelligence	Operating Profit	$148	$123	20%	$388	$339	14%
	Non-GAAP Adjustments (b)	2	—		2	8
	Deal-Related Amortization	18	17		54	52
	Adjusted Operating Profit	$168	$140	20%	$444	$399	11%

Platts	Operating Profit	$98	$84	16%	$285	$245	17%
	Non-GAAP Adjustments (c)	—	—		—	20
	Deal-Related Amortization	4	5		13	13
	Adjusted Operating Profit	$102	$89	15%	$298	$279	7%

Indices	Operating Profit	$134	$119	13%	$416	$352	18%
	Deal-Related Amortization	2	1		5	4
	Adjusted Operating Profit	$136	$120	13%	$421	$356	18%

Total Segments	Operating Profit	$775	$701	11%	$2,262	$2,080	9%
	Non-GAAP Adjustments (a) (b) (c)	2	15		75	45
	Deal-Related Amortization	25	24		74	73
	Adjusted Segment Operating Profit	$802	$740	8%	$2,411	$2,198	10%

Corporate Unallocated	Corporate Unallocated	$(71)	$(52)	(39)%	$(176)	$(124)	(42)%
	Non-GAAP Adjustments (d)	28	4		40	4
	Deal-Related Amortization	8	—		17	—
	Adjusted Corporate Unallocated	$(35)	$(48)	25%	$(119)	$(120)	(1)%

Total SPGI	Operating Profit	$704	$649	8%	$2,086	$1,956	7%
	Non-GAAP Adjustments (a) (b) (c) (d)	30	19		115	49
	Deal-Related Amortization	33	24		91	73
	Adjusted Operating Profit	$767	$692	11%	$2,292	$2,078	10%

Exhibit 5

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Nine Months
	2018	2017	% Change	2018	2017	% Change

Provision for Income Taxes	$137	$169	(19)%	$440	$533	(17)%
Non-GAAP Adjustments (a) (b) (c) (d) (e)	16	7		36	21
Deal-Related Amortization	8	9		22	25
Adjusted Provision for Income Taxes	$161	$185	(13)%	$499	$579	(14)%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Nine Months
	2018	2017	% Change	2018	2017	% Change

Adjusted Operating Profit	$767	$692	11%	$2,292	$2,078	10%
Other Income, Net	(6)	(9)		(22)	(26)
Interest Expense, Net	38	37		98	110
Adjusted Income Before Taxes on Income (1)	736	664	11%	2,216	1,994	11%
Adjusted Provision for Income Taxes (2)	161	185		499	579
Adjusted Effective Tax Rate (2)/(1)	21.9%	27.9%		22.5%	29.0%

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2018		2017		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As Reported	$495	$1.95	$414	$1.61	20%	22%
Non-GAAP Adjustments (a) (b) (c) (d) (e)	15	0.06	12	0.05
Deal-Related Amortization	26	0.10	16	0.06
Adjusted	$536	$2.11	$442	$1.71	21%	23%

	Nine Months
As Reported	$1,447	$5.70	$1,234	$4.75	17%	20%
Non-GAAP Adjustments (a) (b) (c) (d) (e)	78	0.31	29	0.11
Deal-Related Amortization	69	0.27	47	0.18
Adjusted	$1,594	$6.28	$1,310	$5.05	22%	24%

Note - Totals presented may not sum due to rounding.
Note - Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 57%, 36%, 50% and 66% for the three months ended September 30, 2018. Adjusted operating margin for the Company was 50% for the three months ended September 30, 2018. Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 56%, 33%, 49%, and 67% for the nine months ended September 30, 2018. Adjusted operating margin for the Company was 49% for the nine months ended September 30, 2018.

(a)
The nine months ended September 30, 2018 includes legal settlement expenses of $73 million ($55 million after-tax). The three and nine months ended September 30, 2017 includes employee severance charges of $15 million ($9 million after-tax) and legal settlement expenses of $2 million ($1 million after-tax) for the nine months ended September 30, 2017.

Exhibit 5

(b)
The three and nine month ended September 30, 2018 includes restructuring charges related to a business disposition and employee severance charges of $2 million ($2 million after -tax). The nine months ended September 30, 2017 includes a non-cash disposition-related adjustment of $4 million ($4 million after-tax) and employee severance charges of $4 million ($3 million after-tax).

(c)
The nine months ended September 30, 2017 includes a non-cash acquisition-related adjustment of $11 million ($3 million after-tax), a charge to exit a leased facility of $6 million ($3 million after-tax), an asset write-off of $2 million ($1 million after-tax) and employee severance charges of $1 million ($1 million after-tax).

(d)
The three and nine months ended September 30, 2018 includes Kensho retention related expense of $11 million ($8 million after-tax) and $23 million ($17 million after-tax), respectively, lease impairments of $11 million ($8 million after-tax), and employee severance charges of $7 million ($5 million after-tax). The three and nine months ended September 30, 2017 includes employee severance charges of $4 million ($3 million after-tax).

(e)	The three and nine months ended September 30, 2018 includes an adjustment to the provisional tax charge recorded in the fourth quarter of 2017 of $8 million.

Exhibit 6

S&P Global
Revenue Information
Three and nine months ended September 30, 2018 and 2017
(dollars in millions)

Revenue by Type

(unaudited)	Three Months
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
	Ratings			Market Intelligence			Platts
Non-Subscription / Transaction (a)	$328	$372	(12)%	$8	$10	(20)%	$2	$2	14%
Non-Transaction (b)	372	367	1%	—	—	N/M	—	—	N/M
Subscription (c)	—	—	N/M	451	406	11%	188	177	6%
Asset-Linked Fees (d)	—	—	N/M	5	6	(21)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	14	14	(6)%
Total revenue	$700	$739	(5)%	$464	$422	10%	$204	$193	5%

	Indices			Corporate			Intersegment Elimination
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Non-Subscription / Transaction (a)	$—	$—	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	—	—	N/M	—	—	N/M	(32)	(28)	(15)%
Subscription (c)	41	36	12%	5	—	N/M	—	—	N/M
Asset-Linked Fees (d)	131	118	11%	—	—	N/M	—	—	N/M
Sales Usage-Based Royalties (e)	33	33	2%	—	—	N/M	—	—	N/M
Total revenue	$205	$187	10%	$5	$—	N/M	$(32)	$(28)	(15)%

(unaudited)	Nine Months
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
	Ratings			Market Intelligence			Platts
Non-Subscription / Transaction (a)	$1,094	$1,138	(4)%	$28	$32	(15)%	$8	$9	(9)%
Non-Transaction (b)	1,129	1,061	6%	—	—	N/M	—	—	N/M
Subscription (c)	—	—	N/M	1,306	1,189	10%	556	523	6%
Asset-Linked Fees (d)	—	—	N/M	15	17	(13)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	40	45	(10)%
Total revenue	$2,223	$2,199	1%	$1,349	$1,238	9%	$604	$577	5%

	Indices			Corporate			Intersegment Elimination
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Non-Subscription / Transaction (a)	$—	$—	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	—	—	N/M	—	—	N/M	(92)	(81)	(14)%
Subscription (c)	109	104	4%	10	—	N/M	—	—	N/M
Asset-Linked Fees (d)	396	340	17%	—	—	N/M	—	—	N/M
Sales Usage-Based Royalties (e)	122	98	25%	—	—	N/M	—	—	N/M
Total revenue	$627	$542	16%	$10	$—	N/M	$(92)	$(81)	(14)%

N/M - not meaningful

(a)	Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.

Exhibit 6

(b)
Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $28 million and $81 million for the three and nine months ended September 30, 2018, respectively, and $25 million and $73 million for the three and six months ended September 30, 2017, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.

(c)
Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.

(d)	Asset-linked fees primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.

(e)
Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Exhibit 7

S&P Global
Revenue by Geographic Area
Three and nine months ended September 30, 2018 and 2017
(dollars in millions)

(unaudited)	U.S.			International
	2018	2017	% Change	2018	2017	% Change

	Three Months
Ratings	$400	$425	(6)%	$300	$314	(4)%
Market Intelligence	300	279	8%	164	143	15%
Platts	70	70	—%	134	123	8%
Indices	175	155	13%	30	32	(6)%
Corporate	5	—	N/M	—	—	N/M
Intersegment elimination	(18)	(15)	(17)%	(14)	(13)	(14)%
Total revenue	$932	$914	2%	$614	$599	2%

	Nine Months
Ratings	$1,266	$1,276	(1)%	$957	$923	4%
Market Intelligence	874	831	5%	475	407	17%
Platts	210	213	(1)%	394	364	9%
Indices	533	448	19%	94	94	1%
Corporate	10	—	N/M	—	—	N/M
Intersegment elimination	(50)	(42)	(17)%	(42)	(39)	(11)%
Total revenue	$2,843	$2,726	4%	$1,878	$1,749	7%

Exhibit 8

S&P Global
Non-GAAP Financial Information
Three and nine months ended September 30, 2018 and 2017
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Nine Months
	2018	2017
Cash provided by operating activities	$1,401	$1,203
Capital expenditures	(88)	(77)
Distributions to noncontrolling interest holders	(116)	(69)
Free cash flow	$1,197	$1,057
Tax on gain from sale of SPSE and CMA	—	67
Payment of legal settlements	180	4
Settlement of prior-year tax audits	71	—
Tax benefit from legal settlements	(44)	—
Free cash flow excluding certain items	$1,404	$1,128

 S&P Global Organic Revenue

(unaudited)	Three Months			Nine Months
	2018	2017	% Change	2018	2017	% Change
Total revenue	$1,546	$1,513	2%	$4,721	$4,475	6%
Ratings acquisition	(2)	—		(4)	—
Market Intelligence acquisitions	(5)	—		(9)	—
Corporate acquisition	(5)	—		(10)	—
Total adjusted revenue	$1,534	$1,513	1%	$4,698	$4,475	5%

Organic revenue constant currency basis	$1,537	$1,513	2%	$4,664	$4,475	4%

Ratings Organic Revenue

(unaudited)	Three Months			Nine Months
	2018	2017	% Change	2018	2017	% Change
Ratings revenue	$700	$739	(5)%	$2,223	$2,199	1%
Acquisition	(2)	—		(4)	—
Adjusted Ratings revenue	$698	$739	(5)%	$2,219	$2,199	1%

Market Intelligence Organic Revenue

(unaudited)	Three Months			Nine Months
	2018	2017	% Change	2018	2017	% Change
Market Intelligence revenue	$464	$422	10%	$1,349	$1,238	9%
Acquisitions	(5)	—		(9)	—
Adjusted Market Intelligence revenue	$459	$422	9%	$1,340	$1,238	8%

Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Nine Months
	2018	2017	% Change	2018	2017	% Change
Adjusted operating profit	$136	$120	13%	$421	$356	18%
Income attributable to noncontrolling interests	36	33		112	95
Adjusted Net Operating Profit	$100	$87	15%	$309	$261	17%

Exhibit 8

Adjusted Corporate Unallocated Expense

(unaudited)	Three Months			Nine Months
	2018	2017	% Change	2018	2017	% Change
Corporate Unallocated	$(71)	$(52)	(39)%	$(176)	$(124)	(42)%
Corporate Revenue	(5)	—		(10)	—
Corporate Unallocated Expense	(76)	(52)	46%	(186)	(124)	51%
Non-GAAP Adjustments	28	4		40	4
Deal-Related Amortization	8	—		16	—
Adjusted Kensho Expense (a)	11	—		23	—
Adjusted Corporate Unallocated Expense	$(29)	$(48)	(38)%	$(107)	$(120)	(9)%

(a)
The three and nine months ended September 30, 2018 excludes amortization of intangibles from acquisitions of $8 million and $16 million, respectively, and an adjustment for Kensho retention related expense of $11 million and $23 million, respectively.

Exhibit 9

S&P Global
 Non-GAAP Guidance

Reconciliation of 2018 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$7.77	$7.87
Deal-related amortization	0.40	0.40
Compensation for replacement equity awards and retention plans	0.09	0.09
Integration costs	0.01	0.01
Legal settlement	0.20	0.20
Lease impairments	0.03	0.03
Restructuring	0.03	0.03
Reduction to Provisional Tax Charge	(0.03)	(0.03)
Non-GAAP Diluted EPS	$8.50	$8.60